UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

February 11, 2013
Date of Report

ALTERNET SYSTEMS, INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	000-31909	88-0473897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2665 S. Bayshore Drive, Suite 301 Miami, Florida 33133

Tel: 786-265-1840
(Registrant's Telephone Number)

Check the appropriate box below if the Form-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2 below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Alternet Systems, Inc. (the “Registrant”) has entered into a best-efforts private placement selling agreement with RainMaker, Inc., to raise up to $10 million through the sale of common stock of the Registrant. The transaction will involve the issuance of common shares of the Company pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (17 CFR §230.501 et seq.) and, therefore, the shares will be restricted securities as defined in Regulation D. The stock certificates that will be issued will bear a legend that states the shares have not been registered under the Securities Act of 1933, as amended, or under any state securities laws, they are being sold pursuant to an exemption from registration, and they may be re-sold only pursuant to either a registration statement or an exemption from registration.

Neither the number of shares to be sold nor the offering price is determinable at this time. The securities will be priced based on several factors, including the then-current market price and market conditions. Because the offering price is not known at this time and the offering will be on a best efforts basis, neither the number of shares to be issued nor the amount of consideration to be received by the Company from the offering are determinable at this time. The purpose for the transaction is to raise capital to fund ongoing operations, including the expansion of new and existing markets. The issuance of the securities will have no effect upon the rights of existing security holders, other than the dilutive nature of the transaction.

The Registrant cautions, however, that the transaction may not occur until the Registrant amends its articles of incorporation to increase the authorized number of shares of common stock of the Registrant. As of December 31, 2012, the Registrant had 89,056,212 shares of common stock outstanding and is authorized to issue 100,000,000 shares, leaving only 10,943,788 shares available for future issuances. Therefore, the number of authorized shares must be substantially increased in order to raise $10 million at current market prices. The Registrant’s board of directors believes that the increase in the number of authorized shares of common stock will enable the Company to take advantage promptly of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of stockholders.

EXHIBITS

Exhibit
Number	Description
99.1	Selling agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNET SYSTEMS, INC.
By: /s/ Henryk Dabrowski
Henryk Dabrowski, CEO and Director
Dated: February 11, 2013